Exhibit 10.6
SEPARATION AGREEMENT AND WAIVER AND RELEASE
This Separation Agreement and Waiver and Release (“Agreement”) is entered into between Angela J. Kervin (“Employee”), on one hand, and Vestis Corporation, on behalf of itself and its subsidiaries, affiliates, successors and assigns (collectively referred to hereinafter as the “Company” or “Vestis”), on the other hand. Employee and the Company are sometimes collectively referred to below as the “Parties.”
    WHEREAS, Vestis and Employee are parties to that certain Amended and Restated Employment Agreement dated as of April 2, 2024 (the “Employment Agreement”);
WHEREAS, Employee’s last day of employment with the Company will be May 16, 2025 (the “Separation Date”) as a result of Employee’s voluntary resignation from employment (other than for Good Reason, as defined in the Employment Agreement);
WHEREAS, the Company has determined that it would benefit from having Employee provide limited transition services to the Company after the Separation Date and, in consideration for Employee’s agreement to provide such services and for entering into and abiding by the terms of this Agreement, the Company has determined that it will provide her with certain benefits as set forth herein;
WHEREAS, the Parties intend this Agreement to constitute a full, fair, complete, final, and binding resolution of any and all existing or potential claims by Employee, existing prior to and including the Effective Date (as defined below) of this Agreement, that arise out of or relate to, or that otherwise pertain to, to Employee’s employment with and separation from the Company and/or the Employment Agreement;
    NOW, THEREFORE, the Parties, in consideration of the mutual promises and covenants contained herein, the legal sufficiency of which the Parties expressly recognize and acknowledge, further agree as follows:
1.Employee’s Waiver and Release of Claims. Except as specifically provided for herein, and for and in consideration of the promises, agreements, and undertakings contained in this Agreement, Employee, on behalf of herself and anyone claiming through Employee, including issues, agents, representatives, guardians, dependents, heirs, executors, administrators, attorneys, successors, and assigns (hereinafter referred to collectively as “Releasing Party”), does hereby irrevocably and forever waive, release and discharge the Company, its past, present and future parents, subsidiaries, divisions, affiliates, affiliated entities, successors, predecessors, and assigns, partners, members, officers, directors, governors, stockholders, managers, employees, attorneys, representatives and agents (hereinafter collectively referred to as the “Released Parties”), from any and all charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, disability benefits, medical and hospital expenses, actions, causes of action, suits, rights, demands, costs, losses, debits and expenses of any nature whatsoever, whether known or unknown, suspected or unsuspected, vested or contingent, and whether concealed or hidden, which Employee ever had or ever will have against any of the Released Parties by reason of any and all acts, omissions, events, transactions, circumstances or facts existing or occurring up to the date on which Employee signs this
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Agreement. Except as specifically provided for herein, this waiver and release includes any and all claims for backpay, front pay, bonuses, commissions, options, and any other forms of compensation or benefits, attorney’s fees, and includes all claims of discrimination, harassment or retaliation on account of all protected categories under applicable law (including whistleblower-type claims). Through this waiver and release, Employee also releases the Company and the Released Parties from all claims arising out of or related to each of the following non-exhaustive list of statutes, as amended from time to time: Title VII of the 1964 Civil Rights Act, Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Dodd-Frank Act, the Sarbanes Oxley Act, the Immigration Reform Control Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Fair Credit Reporting Act, and all state and local statutes, ordinances, laws and regulations in the State of Georgia and the State of Texas. In addition to the foregoing statutes, and for the avoidance of doubt, Employee releases the Company and each of the Released Parties from all claims arising out of or related to any other federal, state or local employment law; any other federal, state or local statute, ordinance, regulation, order or public policy; and the laws of any country. Employee also specifically releases each of the Released Parties from any claims based on public policy, contract, implied contract, misrepresentation, promissory estoppel, unjust enrichment, or other tort or common law. In addition, to the maximum extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any employment-related class action (putative or certified), collective action (putative or certified) or mass or other multiparty action or proceeding against the Company or any of the Released Parties, and Employee agrees to opt out of any such class action(s) and not to opt-in to any such collective action(s). The Parties specifically agree that the waiver and release set forth in this Section is intended to be as broad in scope as possible under applicable law, and that it also specifically includes the waiver and release of all claims arising out of or related in any way to Employee’s employment with the Company, through the Effective Date (as defined below). The only claims not included in Employee’s release are claims that, pursuant to applicable law, cannot be released, such as the right to seek unemployment benefits and any claims by Employee to enforce Executive's rights under or with respect to (a) the Certificate of Incorporation and By-laws of the Company, (b) any indemnification agreement between Executive and the Company, or (c) any benefit plan pursuant to its terms.
Employee hereby agrees that Employee’s release is given knowingly and voluntarily, and Employee further acknowledges that:

i.    this release is written in a manner understood by Employee;

ii.    at or before the time Employee was first given a copy of this release, Employee was informed (and is hereby informed) that Employee had up to twenty-one (21) days following the date Employee received this release to consider it (although Employee could choose to execute it before twenty-one (21) days after Employee’s receipt thereof);

iii.    prior to executing this release, Employee had the opportunity to consider this release for up to a full twenty-one (21) days after Employee’s receipt thereof (although Employee may have chosen to execute it before twenty-one (21) days after Employee’s receipt thereof);

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iv.    Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period.

v.    Employee has carefully read and fully understands all of the provisions of this release, including the rights Employee is waiving and the terms and consequences of Employee’s execution of this release;

vi.    Employee has not waived any rights arising after the date of this release;

vii.    Employee has received valuable consideration in exchange for the release in addition to amounts Employee is already entitled to receive;

viii.    Employee knowingly, voluntarily and in good faith agrees to all of the terms set forth in this release;

ix.    Employee knowingly, voluntarily and in good faith intends to be legally bound by this release and to waive the rights identified herein;

x.    Employee has been advised (and hereby is advised) to consult with an attorney prior to executing this release; and

xi.    prior to executing this release, Employee was informed (and hereby is informed) in writing that: (A) Employee has seven (7) days following the date on which Employee executes this release in which to revoke this release, (B) this release will become effective, enforceable and irrevocable on the eighth day (the “Effective Date”) after Employee executes this release, unless the Company receives Employee’s written revocation on or before the close of business on the seventh day after Employee executes this release, and (C) if Employee revokes this release, it will not become effective or enforceable, and Employee will not receive any of the consideration set forth in the Agreement. Employee’s written revocation of this release, in order to be effective, must be sent via email and overnight mail, with signature on delivery required, and addressed to:

André C. Bouchard
EVP, Chief Legal Officer, General Counsel & Secretary
Vestis Corporation
1035 Alpharetta Street, Suite 2100
Roswell, GA 30075

2.Payment of Accrued Amounts. Employee acknowledges and represents that, subject to the terms and conditions of the Employment Agreement, Employee will be paid, the “Accrued Amounts,” as defined in Section 4 of the Employment Agreement in accordance with Section 4 of the Employment Agreement. Other than the Accrued Amounts, and except as specifically set forth in this Agreement, Employee acknowledges and agrees that the Company has fully paid or provided Employee all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses,

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and all other forms of compensation due to Employee. Employee also specifically represents that Employee is not owed any further sum by way of reimbursement from the Company.
3.Other Benefits Provided. In addition to the Accrued Amounts, the Company agrees to provide the following benefits to Employee:
a.In recognition of the Employee’s agreement to accommodate the Company’s prior requests related to relocation and other good and valuable consideration, the Company hereby waives its remaining right, if any, to repayment from Employee of any relocation expense paid or reimbursed by the Company on behalf of Employee in connection with Employee’s relocation to the Atlanta area in connection with her employment with the Company under the Vestis Relocation Payback Agreement that was executed by Employee effective February 15, 2024.
b.In recognition of Employee’s prior agreement to extend the lease on Employee’s temporary housing rental as requested by the Company and other good and valuable consideration, the Company shall; (a) continue to reimburse the Employee’s monthly rent relating to Employee’s temporary housing rental in an amount of $8,000 per month ($16,000 total) for the months of May and June 2025 representing the 60-day notice period required under Employee’s lease, and (b) reimburse the Employee’s “net” “Lease Break Fee” relating to Employee’s temporary housing rental in an amount not exceeding $18,000 gross ($2,000 net of the $16,000 security deposit paid by the Company). Employee agrees that the security deposit for Employee’s temporary housing rental in the amount of $16,000 was originally paid by the Company and will be returned to the Company or applied to the Lease Break Fee as directed by the Company and that in no event shall Employee have any right to the security deposit.
4.Transition Services. From the Separation Date through July 15, 2025 (the “Transition Period”), Employee agrees, if requested by the Chief Executive Officer of the Company (the “CEO”), to provide the CEO with advice regarding human resource support services for a reasonable amount of time at such times as are mutually convenient for Employee and the CEO (the “Transition Services”). Employee shall provide the Transition Services as an independent contractor to, and not as an employee of, the Company. Company further recognizes and agrees that this provision or the Transition Services provided during the Transition Period create no relationship or rights between Company and any future employer of Employee.
5.Withholding. To the extent applicable, the Company shall withhold from any amounts payable or benefits provided under this Agreement any amounts necessary for the Company to satisfy any required withholding or other tax obligations it may have under applicable law.
6.Non-Admission and Inadmissibility. The Parties mutually understand and agree that this Agreement does not constitute an admission of fault, wrongdoing, responsibility, or liability on the part of the Company or any of the Released Parties, or Employee. Further, this Agreement is entered into solely to resolve fully all matters arising out of or related to Employee’s employment with the Company. The terms, execution and implementation of this Agreement are each not

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intended to and may not be used as evidence and shall not be admissible in any proceeding except one alleging a breach of this Agreement.
7.Additional Representations, Covenants and Acknowledgments.
a.Employee acknowledges and hereby re-affirms that, following the Separation Date, she remains obliged to comply with all aspects of Sections 5.a and 5.b. of the Employment Agreement.
b.Employee specifically agrees that the Restrictive Covenant Agreement (“RCA”) attached as Exhibit A to the Employment Agreement, and all related provisions of the Employment Agreement, including Section 4.h., remain in full force and effect following the Separation Date. For the avoidance of doubt, the Company reserves all of its rights and potential remedies under the RCA, the Employment Agreement and applicable statutes and common law in the event of any threatened or actual breach(es) by Employee of the RCA or the Employment Agreement.
8.Knowing and Voluntary Entry. Employee acknowledges and agrees: (a) Employee fully understands her right to discuss all aspects of this Agreement with her attorney; (b) the Company has encouraged Employee to consult with an attorney of Employee’s choice; (c) Employee has discussed this Agreement with Employee’s attorney before deciding whether to sign it; (d) Employee has carefully read and fully understands the terms of this Agreement; and (e) if Employee executes this Agreement, she does so knowingly, voluntarily, in good faith, and not as a result of any duress or coercion by any person or entity.
9.Protected Rights. Nothing in this Agreement shall be interpreted to:
(a)    prevent Employee from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the EEOC, National Labor Relations Board (“NLRB”), Securities and Exchange Commission (“SEC”), Occupational Safety and Health Administration (“OSHA”), Department of Labor (“DOL”), law enforcement, or any other federal, state, or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration, but Employee agrees, to the maximum extent permitted by applicable law and except as otherwise set forth in this Agreement, that the only compensation to which Employee is entitled if Employee or anyone acting on Employee’s behalf pursues any such charge(s) or claim(s) is the compensation set forth in this Agreement, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002. Further, this Agreement is not intended to and does not restrict Employee from seeking or obtaining an SEC whistleblower award;
(b)    limit Employee’s right to give truthful testimony in a court of competent jurisdiction, in an administrative or arbitrator proceeding, or to a government agency, or when required to do so by a subpoena, court order, law, or administrative regulation (including depositions in connection with such proceedings);

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(c)    limit Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged discrimination, harassment, or retaliation by the Company or its agents or employees when required or requested by a court order, subpoena, or written request from an administrative agency or the legislature;
(d)    prevent Employee from filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or any other public benefits;
(e)    prevent Employee from reporting any allegations of unlawful conduct, including alleged criminal conduct or unlawful discrimination, harassment, or retaliation, to any government agencies; or
        (f)    require Employee to seek prior authorization from the Company to provide testimony, participation, reports or disclosures, or to notify the Company that Employee has made any such reports or disclosures, or provided such testimony or other participation.

10.Governing Law and Forum. This Agreement is expressly made subject to the provisions of the applicable federal, state and local laws, rules, regulations, and judicial decisions of the United States of America and the State of Georgia, without regard to its conflicts of law principles. Any dispute pertaining to, arising out of or related to this Agreement or Employee’s former employment with the Company shall be brought exclusively in, and the parties agree irrevocably to subject themselves exclusively to the personal jurisdiction of, the state and federal courts located in the State of Georgia. The Parties also incorporate the provisions of Section 14.b. of the Employment Agreement as if they were fully set forth in this Agreement.
11.Severability. If any provision of this Agreement shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement. Notwithstanding the foregoing, if Section 1 of this Agreement or any portion thereof is held to be invalid, void or unenforceable by a court of competent jurisdiction or by an administrative agency for any reason whatsoever as a result of actions or inactions by Employee or anyone acting on Employee’s behalf, the Company shall have the right to immediately cease making any further payments under this Agreement, and to require repayment by Employee of any payments already made under this Agreement, to the extent permitted by applicable law.
12.Waiver. A waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver or estoppel of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

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13.Integration and Amendments. This Agreement and the Employment Agreement and RCA constitute the entire agreement between the parties with regard to the subject matters described herein, except that this Agreement controls in the event of an inconsistency between the terms of this Agreement and either the Employment Agreement or RCA. Without limiting the foregoing, Employee acknowledges and agrees that Employee and any compensation paid to employee shall be subject to the Company’s clawback and recoupment policies in effect from time to time. The parties agree and intend that this Agreement supersedes all prior agreements, discussions, negotiations, understandings and proposals of the parties, whether oral or written, except as specifically set forth in this Agreement. No modification, amendment or termination of this Agreement will be binding unless it is in writing and signed by Employee and an authorized representative of the Company.
14.Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee and the Company and each of their respective heirs, executors, successors, assigns, agents and representatives.
15.Assignment. Employee warrants and represents that, prior to and including the date on which Employee signs this Agreement, no claim, demand, cause of action, or obligation which is subject to this Agreement has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in any such claims, demands, causes of action or obligations, and that Employee has the sole right to execute this Agreement on Employee’s own behalf. Employee shall not assign this Agreement, or any of Employee’s rights or obligations under this Agreement, without the prior written consent of an authorized representative of the Company. Any purported assignment by Employee in violation of this section shall be null and void. The Company may assign this Agreement without Employee’s consent and without prior notice to Employee, and the rights of the Company under this Agreement shall inure to the benefit of the Company’s successors and assigns.
16.Expiration of Offer. Unless an authorized representative of the Company otherwise provides in writing, this Agreement shall automatically expire and be rescinded immediately if this Agreement is not executed by Employee and delivered to the Company no later than 21 days after Employee first received this Agreement.
17.Section 409A Compliance. The payments due under this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments of “nonqualified deferred compensation” provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. To the extent Section 409A applies, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments of “nonqualified deferred compensation” to be made under this Agreement by reason of a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this letter comply with Section 409A and in no event shall the

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Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
18.No Construction Presumptions. Employee and the Company have had the opportunity to obtain the advice of legal counsel and to have their respective counsel review and comment on the terms of this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the Parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.
19.Third Party Beneficiaries. Each of the Released Parties is an intended third party beneficiary of this Agreement.
20.Section Headings; Use of Including. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning of this Agreement. The use of the terms “include” or “including” shall be deemed to be followed by “without limitation”.
21.Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. This Agreement may be executed either by original, PDF or facsimile, any of which shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
If Employee signs this Agreement fewer than 21 days after she receives it from the Company, Employee confirms that she does so voluntarily and without any pressure or coercion from anyone at the Company.
[Remainder of page intentionally left blank; signatures follow on next page.]

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WHEREFORE, the Parties hereto have affixed their signatures below.
The undersigned Employee has read the foregoing Separation Agreement and Waiver and Release, and attests that Employee has had the opportunity to consult with legal counsel of Employee’s own choosing before deciding whether to sign below, and that Employee fully understands and accepts the provisions of this Agreement in their entirety and without reservation.
EMPLOYEE:

Signature:     /s/ Angela J. Kervin

Printed Name: Angela J. Kervin

Date:         05/28/2025

VESTIS CORPORATION:

Signature:     /s/ André C. Bouchard

Printed Name: André C. Bouchard

Title:          EVP, Chief Legal Officer, General Counsel & Secretary

Date:         05/28/2025

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